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                                                                    EXHIBIT 15.1



         LETTER FROM INDEPENDENT ACCOUNTANTS REGARDING UNAUDITED INTERIM
                             FINANCIAL INFORMATION



December 13, 2001



Northrop Grumman Corporation

Los Angeles, California

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Northrop Grumman Corporation and subsidiaries for the periods ended March 31, 2001, June 30, 2001 and September 30, 2001, and of Northrop Grumman Systems Corporation (formerly Northrop Grumman Corporation) and subsidiaries for the periods ended March 31, 2000, June 30, 2000 and September 30, 2000, as indicated in our reports dated May 10, 2001, July 25, 2001 and November 5, 2001; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in Northrop Grumman Corporation's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001, are being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.




/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Los Angeles, California